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                                                                    Exhibit 12.1

                               ANDREW CORPORATION
             RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                                   NINE MONTHS
                                                   AS OF OR FOR THE YEAR ENDED SEPTEMBER 30                       ENDED JUNE 30
                                          1998          1999          2000         2001          2002          2002          2003
                                        ---------------------------------------------------------------      ----------------------
Income from Continuing Operations
 Before Income Taxes                     161,449       52,134       129,139      101,392        13,070         39,575        15,140

Minority Interest (Income) Expense          (313)         (88)        1,981       (2,422)         (316)          (316)            -
Loss from equity Investments                 775        1,374         3,626          618           134              -             -
Fixed Charges                              8,984        8,861        12,267       11,158         8,824          6,514         5,825
                                        --------------------------------------------------------------       ----------------------
ADJUSTED EARNINGS                        170,895       62,281       147,013      110,746        21,712         45,773        20,965

FIXED CHARGES
Interest Expense                           6,060        5,329         8,862        7,413         5,079          3,842         2,648
Rent Expense (1)                           2,924        3,532         3,405        3,745         3,745          2,672         3,177
Preferred Stock Dividend                       -            -             -                                         -             -
                                        --------------------------------------------------------------       ----------------------
FIXED CHARGES                              8,984        8,861        12,267       11,158         8,824          6,514         5,825

RATIO OF EARNINGS TO FIXED CHARGES          19.0          7.0          12.0          9.9           2.5 (2)        7.0           3.6

(1) Rent included in this computation consist of one-third of rental expense which Andrew believes to be a conservative estimate of the interest component of rent expense

(2) Fiscal year 2002 includes a fourth quarter charge of $36 million for restructuring